EXHIBIT 16.1








January 24, 2002

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549

Gentlemen:

We have read Item 4 of Form 8-K dated January 24, 2002, of Aquasearch, Inc. and are in agreement with the statements contained in the first, second and third paragraphs on page 2 therein. In addition, we have no basis to agree or disagree with the statements of the registrant contained in the fourth and fifth paragraphs of Item 4 on page 2 of Form 8-K contained therein.


/s/ Ernst & Young LLP